Exhibit 10.1
COLLABORATIVE AGREEMENT
between
VIASPACE/ARROYO SCIENCES
and
RAYTHEON COMPANY
THIS TEAMING AGREEMENT is made and entered into between VIASPACE, a Nevada corporation existing under the laws of the State of California, acting solely by and through its Arroyo Sciences Subsidiary (hereinafter referred to as VIASPACE/Arroyo Sciences), and RAYTHEON COMPANY, a corporation organized and existing under the laws of the state of Delaware, acting solely by and through its Network Centric Systems business (hereinafter referred to as “Raytheon NCS”)
RECITALS
WHEREAS, Raytheon NCS has special experience and unique capabilities in the field of Infrared systems development and manufacturing, Counter IED capabilities and;
WHEREAS, VIASPACE/Arroyo Sciences has special experience and unique capabilities in the non-competing field of Expert Systems Inference Engine Technologies and QWIP IR Sensors Technologies, and;
WHEREAS, the parties are interested in developing a series of contracts with the US DoD as a result of work with the US Joint IED Defeat Organization (JEIDDO) based on the current direction of that organization represented by its DeepSCAN initiative, as described in “EXHIBIT A”, including any and all alternate proposal or contract opportunities created by the Customer’s reactions to various developments of EXHIBIT A, and;
WHEREAS, the parties are interested in developing additional contracts with the US Joint IED Defeat Organization (JIEDDO), other organizations within the US Department of Defense and the Department of Homeland Security, and with US state and local agencies (collectively, the “Customer”) relating to the detection and mitigation of Human Borne Improvised Explosive Devices (HBIEDs) and related processing algorithms, as described in “EXHIBIT B”, and;
WHEREAS, VIASPACE/Arroyo Sciences and Raytheon NCS are interested in developing additional contracts with international defense and international homeland security organizations relating to the detection and mitigation of HBEIDs, as described in “Exhibit C”, and:
WHEREAS, this Agreement will enable each party to complement the unique capabilities of the other and will provide the Customer with the best combination of capabilities to achieve the Customer’s objective;
WHEREAS, VIASPACE/Arroyo Sciences and Raytheon NCS may take on the role of the prime or the sub on future efforts and phases under this agreement, accordingly “Prime” and “Sub” as used below shall refer to either VIASPACE/Arroyo Sciences or Raytheon as applicable within the context of a particular bid; and
NOW, THEREFORE, in consideration of the foregoing and mutual promises contained herein, and pursuant to the provisions of Federal Acquisition Regulation (“FAR”) Subpart 9.6 (Contractor Team Arrangements), it is agreed as follows:

ARTICLE 1 — TERMS AND DEFINITIONS

Opportunity:
In this agreement and all Exhibits to this agreement refers to the sales, marketing, demonstrations, proposal preparation and contract execution efforts needed to obtain revenue for or enhancement of reputation of the parties.

ARTICLE 2 — PROPOSAL ACTIVITIES
2.1
During the term of this Agreement, Prime shall use its good faith efforts to secure prime contracts for the Program, and Sub shall exercise good faith efforts to assist Prime in achieving this result through its endeavors in the field of EXHIBITS A, B or C (the “Scope Exhibits”). Any modifications to the Scope Exhibits shall be in writing signed by both parties.

2.2
Sub shall work with and at the direction of Prime using its good faith efforts to assure an appropriate interface between its work and that of Prime, and will cooperate in supporting marketing and proposal efforts on the Program as requested by Prime. Sub will submit to Prime a proposal for the requested work in accordance with the Scope Exhibits within 5 days of receiving a request for proposal. As part of any proposal, the Sub shall incorporate any material pertinent to the work assigned to it, including, but not limited to, manuscripts, art work, Work Breakdown Structure (WBS), and element cost and/or pricing data, as appropriate. Such proposal shall contain or be accompanied by accurate, current and complete pricing information in sufficient detail to permit costing of the prime contract and negotiation of the subcontract. However, Sub reserves the right to submit any proprietary pricing information direct to the Customer rather than to the Prime.

2.3
Each party shall bear all costs, risks and liabilities incurred by it arising out of its performance of this Agreement. The Prime shall be responsible for the graphic arts, printing, binding, and delivery costs of the proposal. Neither party shall have any right to any reimbursement, payment or compensation of any kind from the other during the period up to the award of a prime contract unless otherwise specifically agreed in writing by the parties.

ARTICLE 3 — AWARD OF CONTRACT
3.1
For any opportunities covered by the Scope Exhibits, in the event Prime obtains a prime contract, the Prime shall, subject to any approval required by the Customer and Article 7, offer a subcontract to the Sub on an exclusive basis for its portion of the work.

3.2
Any subcontract hereunder shall be subject to the mutual agreement of the parties relative to terms and conditions, including price (including technology license fees and royalties), specifications, and delivery schedule. Raytheon acknowledges that the VIASPACE/Arroyo Sciences technology specified in EXHIBIT E will be subject to technology license fees and royalties. The subcontract also shall contain clauses required by the applicable U.S. Government procurement regulations and/ or Prime contract flow downs appropriately tailored for the Sub.

3.3
The parties acknowledge that the Prime may be directed by the Customer to place some or all of the hardware component portion of the contract that may be identified as the Sub’s responsibility in the Scope Exhibits to another source, or direct that such hardware be bid on a competitive basis. The parties agree to cooperate fully with the Customer in that decision. Under FAR Section 9.603, the parties agree that they have a qualified partnership that will be proposed as a “take or leave” proposal to the Customer for certain software development and software related, on-going engineering and training support tasks (“Software Tasks”) that are included in the architecture selected by the Customer to be a part of Phases Two and Three of the contracts as defined in EXHIBIT A, and that VIASPACE/Arroyo Sciences shall be the sole subcontractor to Raytheon for the Software Tasks. If the Customer refuses to accept those portions of EXHIBIT A related to the Software Tasks, Raytheon shall not proceed with the bid.

ARTICLE 4 — INTERFACE WITH THE CUSTOMER
4.1
The Prime shall be the primary contact with the Customer concerning the Program. The Sub may have direct contact with the Customer in any discussion about the Program that is not directly part of a contract between the parties on an ongoing basis. Once a proposal for a contract is made or awarded, the Sub agrees that contact related to a proposal or a contract must be pre-discussed and coordinated by the Prime to ensure coordination of efforts and understanding of commitments prior to or during such contact.

4.2	The Sub shall, as reasonably requested, assure the availability of management and technical personnel to assist the Prime in discussions and negotiations with the Customer.

4.3
If the Prime should be requested or is presented the opportunity to make presentations, whether orally or by written communications to the Customer concerning the Sub’s area of work on the Program, the Sub shall support such presentations as reasonably requested by the Prime. All written presentations to the Customer shall bear the logos of both the Prime and the Sub on all power point presentations and on all written materials reflecting the teaming agreement.

4.4
Prime will provide Sub an opportunity to review the non-cost portion of any proposals and proposal changes to the Customer before submission and will provide Sub with copies thereof. In contract reports and proposals submitted to the Customer which relate to the Sub’s effort hereunder, Prime will identify any Sub contribution and give Sub appropriate recognition therein.

ARTICLE 5 — PUBLICITY AND NEWS RELEASES
No news release, public announcement, advertisement or publicity concerning this Agreement shall be released by either party without the prior written approval of the other party; no news release, public announcement, advertisement or publicity concerning any proposals, resultant contracts, or any subcontracts shall be released by the Sub without the prior written approval of the Prime; any news release, public announcement, advertisement, or publicity released by the Prime that includes mention of the Sub shall have the prior written approval of the Sub. All such written approvals shall not be unreasonably withheld. The parties acknowledge the requirements of both parties to meet any SEC reporting requirements, and agree to cooperate promptly in approval of any disclosures required by the SEC.
ARTICLE 6 — PROPRIETARY INFORMATION
Information exchanged in connection with this Agreement shall, except as may otherwise be provided in Article 7 below or in any subcontract between the parties resulting from this Agreement, be treated as proprietary information which is subject to the Proprietary Information Agreement (“PIA”) of [11/17/2004] between the parties which is attached hereto as Exhibit D; provided, however, said PIA is hereby amended to permit each party to use the other party’s proprietary information as necessary in connection with the performance of this Agreement and to amend the period of protection for proprietary information under said PIA so that it shall be the longer of the period specified in the PIA or the period expiring five (5) years after expiration or termination of this Agreement and any resulting subcontract. In the event that any provision of this Agreement or of any resulting subcontract provides that one party shall become the owner of certain Intellectual Property developed by the other party, then the developing party shall treat such Intellectual Property as the proprietary information of the other party as if it originated with, and was disclosed by, such other party.

ARTICLE 7 — INTELLECTUAL PROPERTY
7.1
For purposes of this Agreement, the term Intellectual Property shall mean patented and unpatented inventions, mask works, copyrighted works, trade secrets, know-how and proprietary information. Except as may be otherwise expressly provided elsewhere in this Agreement or in any resulting subcontract, each party shall retain title to its own Intellectual Property, including Intellectual Property possessed independently of the performance of this Agreement and Intellectual Property subject to Section 7.3 below.

7.2
Each party hereto, insofar as it is free to do so without obligation to others, hereby authorizes the other party to use the authorizing party’s Intellectual Property solely as necessary for the performance of each party’s respective obligations under this Agreement. Similarly, and only to the extent that a party is free to do so without obligation to others, any subcontract between the parties resulting from this Agreement shall contain appropriate cross licenses that have been negotiated between the parties so as to enable each such party to use Intellectual Property of the other party to perform its obligations under said subcontract and the associated prime contract with the Customer. The parties agree to negotiate the terms of such cross licenses in good faith. For the avoidance of doubt, nothing herein shall be construed as preventing a party from requiring in any resulting subcontract, royalties or other payments (pursuant to an accepted bid) for the exploitation of a party’s Intellectual Property.

7.3
Subject to any rights of the Customer and except as may otherwise be expressly provided elsewhere herein or in any resulting subcontract, each party shall retain title to any Intellectual Property which is developed, authored, conceived or reduced to practice independently and solely by that party during the performance of this Agreement. No license, express or implied, shall inure to the benefit of the other party with respect to any such Intellectual Property, except as expressly provided herein or in any resulting subcontract between the parties. Raytheon recognizes the extraordinary contribution due to the special relationship pre-existing between VIASPACE/Arroyo Sciences, the Jet Propulsion Lab and Caltech. Raytheon agrees not to pursue any efforts directly with JPL/Caltech regarding any licenses of technologies related identified in EXHIBIT A.

7.4
Unless expressly provided otherwise elsewhere in this Agreement or in any subsequent subcontract between the parties resulting from this Agreement, if the parties jointly make or conceive any invention or jointly create any mask work or copyrightable material (hereinafter singularly and collectively “Joint IP”), then such Joint IP shall be owned jointly by the parties unless one of the parties elects not to participate in such joint ownership. Subject to the teaming obligations under this Agreement and, except as may otherwise be expressly provided elsewhere herein or in any resulting subcontract, each owning party shall be free to use, practice and license non-exclusively such Joint IP without in any way accounting to the other owning party, except that each owning party agrees to use reasonable efforts to maintain such Joint IP as confidential and proprietary in the same manner it treats its own Intellectual Property of similar character except to the extent that the parties otherwise mutually agree in connection with seeking to obtain statutory protection such as patent protection. Procedures for seeking and maintaining statutory protection such as patents, mask work registrations, or copyrights for Joint IP shall be mutually agreed in good faith by the owning parties; provided that neither party shall unreasonably withhold its agreement to seeking such protection. Any party which does not bear its proportionate share of expenses in securing and maintaining statutory protection for Joint IP in any particular country or countries shall surrender its joint ownership under any resulting patents, maskwork registrations and copyright registrations in such country or countries.

ARTICLE 8 — TERMINATION
8.1	This Agreement shall terminate and all rights and duties hereunder, except those in Articles 6, 7, 10, 15, 17 18, 19, and 20, shall cease upon the first to occur of the following:
a.
Official announcement by the Customer that the opportunities described in Exhibit A have been canceled after the completion of any and all remaining contract requirements, or that an award will not be made for the opportunities;

b.
Award of a prime contract or contracts to a contractor(s) other than the parties of this agreement for the opportunities described in Exhibit A, if it is apparent that no further opportunities will be forthcoming;

c.	Award of a prime contract to one of the parties of this agreement for the opportunities described in Exhibit A, whereby
(i) direction by the Customer to utilize a subcontract source other than Sub for a substantial portion of the EXHIBIT A work.
(ii) failure of Prime and Sub, after negotiation in good faith, to reach agreement after a reasonable time on the terms of a subcontract offered by the Prime in accordance with this Agreement, including negotiation of cross licenses shall cause the Agreement to terminate for that particular proposal/ program; the agreement shall remain in effect for other opportunities unless it is terminates under other provisions.
8.2	This Agreement shall terminate in its entirety, and all rights and duties hereunder shall cease upon the first to occur of the following:
a.	Mutual consent of the parties in writing;

b.	Three (3) years after the effective date of this Agreement;

c.
The technical capabilities or management of one of the parties changes in a way that negatively impacts customer performance ratings or the ability and/ or technical capability to perform the EXHIBIT A, B, or C work in a substantial way.

d.
Either party, in its reasonable judgment, believes that continuing with this agreement would cause it to be in violation of the laws of any jurisdiction governing contract performance, and after written notice to and discussion with the other party, cannot resolve such concerns through good faith negotiations in a reasonable period of time.

e.	In the event that either party files or has filed against it a bankruptcy, liquidation, insolvency, receivership, or like proceeding and the proceeding is not dismissed within 30 days of the filing.

f.
In the event that either party is in material breach of the terms of this agreement, and fails to cure such material breach within 30 days after receiving written notice from the other party describing the alleged breach in reasonable detail.

8.3
If this Agreement is terminated, either party shall be free to pursue its individual technical approach in association with the successful contractor or a third party for work which is the subject of this Agreement, subject to the provisions that survive termination.

ARTICLE 9 — EXCLUSIVITY
Because the proposal effort will involve business risks and uncertainties and necessarily will require the full cooperation and mutual commitment of the parties and Raytheon and VIASPACE/Arroyo Sciences will work exclusively on the efforts described in EXHIBIT A and EXHIBIT B. Because of the evolving nature and lack of clarity for the efforts described in EXHIBIT C, Raytheon and VIASPACE/Arroyo Sciences will work with each other in a co-operative, yet non-exclusive basis for those opportunities.

ARTICLE 10 — NOTICES
All notices, certificates, acknowledgments and other reports sent by a party under this Agreement shall be in writing and shall be deemed properly delivered when duly mailed by certified mail to the other party at its address as follows, or to such other address as either party may, by written notice, designate to the other.

RAYTHEON COMPANY	VIASPACE/Arroyo Sciences

1010 Production Road, M/S A3-02	Address 171 N. Altadena Drive
Fort Wayne, IN 46808, USA	Pasadena, CA 91105
ATTN: Ms. Po Collins, CPCM	ATTN: Mr. Skip Zeiler
Tel: 260-429-5439	Tel: 626-768-3365
Fax: 260-429-5165	Fax: 626-578-9269
E-mail: po_collins@raytheon.com	E-mail: szeiler@VIASPACE.com
ARTICLE 11 — RELATIONSHIP
This Agreement is not intended by the parties to constitute or create a joint venture, pooling arrangement, partnership, or formal business organization of any kind, other than a prime/subcontractor arrangement, and the rights and obligations of the parties shall be only those expressly set forth herein. Neither party shall have authority to bind the other except to the extent expressly authorized herein. The Prime and Sub shall remain as independent contractors at all times and neither party shall act as an agent for the other.
ARTICLE 12 — ASSIGNMENT
Neither party may assign or transfer its interest hereunder or delegate its duties without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may freely assign this Agreement to a successor in connection with the sale of all or substantially all of its assets to which this Agreement relates, or pursuant to a change of control, including a merger, consolidation or solvent reorganization. Any purported assignment in violation of this Article 12 shall be void and of no effect.
ARTICLE 13 — MODIFICATIONS, WAIVERS
This Agreement shall not be amended or modified, nor shall any waiver of any right hereunder be effective unless set forth in a document executed by duly authorized representatives of both the Prime and the Sub. The waiver of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same.
ARTICLE 14 — SEVERABILITY
If any part, term, or provision of this Agreement shall be held void, illegal, unenforceable, or in conflict with any law of a Federal, State, or local Government having jurisdiction over this Agreement, the validity of the remaining portions of provisions shall not be affected thereby. In the event that any part, term or provision of this Agreement is held void, illegal, unenforceable, or in conflict with any law of the Federal, State, or local Government having jurisdiction over this Agreement, the parties agree, to the extent possible, to include a replacement provision, construed to accomplish its originally intended effect, that does not violate such law or regulation.

ARTICLE 15 — LIMITATION OF LIABILITY
EXCEPT FOR LIABILITY ARISING FROM A BREACH OF ARTICLES 6 OR 7 (PROPRIETARY INFORMATION AND INTELLECTUAL PROPERTY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL (INCLUDING MULTIPLE OR PUNITIVE) OR OTHER INDIRECT DAMAGES THAT ARE CLAIMED TO BE INCURRED BY THE OTHER PARTY WHETHER SUCH CLAIM ARISES UNDER CONTRACT, TORT (INCLUDING STRICT LIABILITY) OR OTHER THEORY OF LAW.
ARTICLE 16 — TAXES
Each party shall be responsible for its respective present and future taxes, duties, tariffs, fees, imports, and other charges, including, but not limited to, income, excise, import, purchase, sales, use, turnover, added value, gross receipts, gross wages, and similar assessments imposed upon such party by any taxing authority as a result of the performance of the party’s duties and responsibilities hereunder.
ARTICLE 17 — CLASSIFIED INFORMATION
To the extent the obligations of the parties involve access to security information classified U.S. Government “Confidential” or higher, the provisions of applicable U.S. Government regulations shall apply.
ARTICLE 18 — GOVERNING LAW
This Agreement shall be enforced and interpreted under the laws of the State of New York, exclusive of the choice of law rules thereof, as if the Agreement were to be wholly performed within State of New York.
ARTICLE 19 — ARBITRATION
19.1
Any controversy or claim arising out of or relating to this Agreement, or breach thereof, which cannot first be settled amicably and satisfactorily between the parties, shall be settled in New York, New York, by arbitration in the English language in accordance with the Rules of the American Arbitration Association. The Appointing Authority shall be the president of the American Arbitration Association. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The Arbitrator(s) award may include compensatory damages against either party and shall be limited by the provisions of Article 15. Under no circumstances will the Arbitrator(s) be authorized to, nor shall they award punitive damages or multiple damages against either party. The Arbitrators shall have the authority but not the obligation to award the costs of arbitration and reasonable attorney’s fees to the prevailing party; however, if the Arbitrators do not award such costs and fees, each party will be responsible for its costs incurred in arbitration except that the costs and fees imposed by the Arbitrators for their expenses shall be borne equally by the parties.

19.2
Notwithstanding the above, either party may seek injunctive relief in any court of competent jurisdiction against improper use or disclosure of proprietary information, or any actual or threatened infringement of a party’s Intellectual Property.

19.3
Notwithstanding the above, the parties’ failure in good faith to reach mutual agreement on the terms and conditions of a subcontract under this Agreement pursuant to Article 3.2 shall not be considered a controversy or claim subject to arbitration under this Article.

ARTICLE 20 — TECHNICAL DATA CONTROLLED BY ITAR (INTERNATIONAL TRAFFIC IN ARMS REGULATIONS) AND EXPORT ADMINISTRATION REGULATIONS (EAR)
Both parties acknowledge that information furnished under this agreement may contain technical data as defined in the International Traffic In Arms Regulations (ITAR) at 22 CFR 120.10, or technical data as defined in the Export Administration Regulations (EAR) at 15 CFR 772. Such technical data may not be exported, disclosed, or transferred to any foreign person (in the U.S. or abroad) without first obtaining the proper ITAR or EAR license or other authorization. Further, the receiving party represents and warrants that if it engages in the United States in the business of either manufacturing OR exporting defense articles, or furnishing defense services, as defined at 22 CFR 122, the receiving party is registered with the U.S. State Department. The receiving party shall presume that all technical information provided under this agreement is subject to the export control laws of the United States, whether or not specifically identified or marked as such. (Note: A downloadable copy of the ITAR is accessible at the DDTC web site at www.pmdtc.org.; an EAR downloadable copy is accessible at BIS web site at www.bis.doc.gov )
ARTICLE 21 – DOCUMENTATION
This Agreement may be executed in one or more counterparts, including facsimiles, each of which will be deemed to be a duplicate original, but all of which, taken together, will be deemed to constitute a single instrument. Facsimile signatures shall have the same effect as their originals.
ARTICLE 22 — ENTIRE AGREEMENT
This is the entire Agreement between the parties relative to the Program and the exchange of proprietary information concerning the Program; it supersedes and replaces any and all previous understandings, commitments or agreements, oral or written, related to the award of a contract under the Program.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed in duplicate originals by their duly authorized representatives as of the day and year first above written.

VIASPACE/ARROYO SCIENCES		RAYTHEON COMPANY
BY:	/s/ AJ Abdallat	BY:	/s/ M. David Wilkins

NAME:	AJ Abdallat	NAME:	M. David Wilkins
TITLE:	President, Arroyo Sciences	TITLE:	Vice President, NCS Contracts
DATE:	November 8, 2006	DATE: